Exhibit 4.07

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

LEHMAN BROTHERS HOLDINGS E-CAPITAL LLC I

AMENDMENT No. 1, dated as of May 3, 2006 (this “Amendment”), to the Limited Liability Company Agreement (the “LLC Agreement”) of Lehman Brothers Holdings E-Capital LLC I,  a Delaware limited liability company, dated as of August 19, 2005, among Lehman Brothers Holdings Inc., a Delaware corporation, as managing member (the “Managing Member”), and Lehman Brothers Holdings E-Capital Trust I, a Delaware statutory trust, as non-managing member (the “Non-Managing Member”), and such other Persons (as defined therein) who become non-managing members as provided therein. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the LLC Agreement.

W I T N E S S E T H:

WHEREAS, the Managing Member and the Non-Managing Member are parties to the LLC Agreement;

WHEREAS, the Managing Member desires to amend certain provisions of the LLC Agreement in the manner and as more fully set forth herein; and

WHEREAS, pursuant to Section 17.2(a) thereof, the LLC Agreement may, with certain exceptions, be amended by a written instrument executed by the Managing Member.

NOW, THEREFORE, in consideration of the premises the parties hereto agree as follows:

1.  Amendments to Section 1.1 of the LLC Agreement. Section 1.1 of the LLC Agreement is hereby amended by:

(a)           Restating the definition of “Common Accreted Amount” as follows:

“Common Accreted Amount” means an amount equal to the initial capital contribution of the Managing Member (i) increased by the Common Return and (ii) decreased by any distributions made to the Managing Member, the amounts in clauses (i) and (ii) to be compounded on the last day of each Distribution Period.

(b)           Adding the phrase “the sum of the daily increases calculated at” after the words “equal to” in the definition of “Common Return”, and replacing the phrase “, in each case on a quarterly basis” in that definition with “compounded on the last day of each Distribution Period.”

(c)           Adding the following new definition in the proper alphabetical order:

“Distribution Period” means each period from and including a Distribution Payment Date (or the Closing Date in the case of the first Distribution Period) to but not including the next succeeding Distribution Payment Date.

(d)           Adding the following phrase at the end of the definition of “Net Profits”:  “on a daily accrual basis to the date as of which the determination of Net Profits is being made.”

(e)           Adding the phrase “the sum of the daily increases calculated at” after the words “equal to” in the definition of “Preferred Return”, and replacing the phrase “, in each case on a quarterly basis” in that definition with “compounded on the last day of each Distribution Period.”

(f)            Restating the definition of “Preferred Accreted Amount” as follows:

“Preferred Accreted Amount” means an amount equal to the initial capital contribution of the Holders of Preferred Securities (i) increased by the Preferred Return and (ii) decreased by any distributions made to Holders of Preferred Securities, the amounts in clauses (i) and (ii) to be compounded on the last day of each Distribution Period.

2.  Amendments to Replace “Fiscal Period” with “Distribution Period.”  The term “Fiscal Period” is replaced with “Distribution Period” in the definitions of “Preferred Non-Compounded Accrual Amount” and “Simple Distribution” and in Sections 6.1(b)(i), Section 6.1(c) and Section 6.3.

3.  Amendments to Section 6.2(c) of the LLC Agreement. Section 6.2(c) is hereby amended by replacing the phrase “If the Company fails either of the tests set forth under paragraph (b) of this Section 6.2 for any Calculation Date” with “If a Mandatory Deferral Event occurs on any Calculation Date” and replacing the phrase “until the Company is able to satisfy both tests set forth in paragraph (b) of this Section 6.2 for a Calculation Date” with “until a Mandatory Deferral Event does not occur on a Calculation Date.”

4.  Amendment to Section 6.4 of the LLC Agreement. Section 6.4 is hereby amended by replacing the term “Article XV” with “Article XVI.”

5.  Amendment to Section 8.1(a) of the LLC Agreement. Section 8.1(a) is hereby amended by replacing the term “Section 6.3” with “Section 6.4.”

6.  Amendments to Section 16.2(b)(vii) of the LLC Agreement. Section 16.2(b)(vii) is hereby amended by replacing the term “Section 6.3” with “Section 6.4” and replacing the term “Special Representative” with “Property Trustee.”

7.  No Other Amendments; Confirmation. Except as expressly amended hereby, the provisions of the LLC Agreement are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

8.  Effectiveness. This Amendment shall be effective as of the date hereof.

9.  Execution in Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

10.  GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

IN WITNESS WHEREOF, the Managing Member hereto has executed this Amendment effective as of the date first above written.

MANAGING MEMBER:

Lehman Brothers Holdings Inc.,
a Delaware corporation

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Vice President